EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               ---------------------------------------------------



We consent to incorporation by reference in the Registration Statement on Form S-8, to be filed in August 2002, of


(1) our independent auditor's report dated June 20, 2002, relating to the balance sheets of AdZone Research, Inc. (formerly Executive Help Services, Inc.) (SEC File No. 0-28717, CIK # 1102013) as of March 31, 2002 and 2001
(post-acquisition) and March 31, 2001 (pre-acquisition) and the related statements of operations and comprehensive loss, changes in shareholders' equity and cash flows for the years ended March 31, 2002 and 2001 (post-acquisition) and the year ended March 31, 2001 (pre-acquisition) and for the period from February 28, 2000 (date of inception of AdZone Interactive, Inc., the accounting successor to the August 10, 2001 business combination transaction between Executive Help Services, Inc. and AdZone Interactive, Inc.) through March 31, 2002, which report appears in the 2002 Annual Report on Form 10-KSB/A of AdZone Research, Inc.; and

(2) our independent accountant's review report dated August 12, 2002 relating to the unaudited balance sheets of AdZone Research, Inc. as of June 30, 2002 and 2001 and the related statements of operations and comprehensive loss and cash flows for the three months ended June 30, 2002 and 2001 and the period from February 28, 2000 (date of inception of AdZone Interactive, Inc., the accounting successor to the August 10, 2001 business combination transaction between Executive Help Services, Inc. and AdZone Interactive, Inc.) through June 30, 2002, which report has been submitted to management as it relates to the June 30, 2002 Quarterly Report on Form 10-QSB.



                                   /s/ S.W. Hatfield
                                   _______________________
                                   S.  W.  HATFIELD,  CPA
Dallas,  Texas
August  15,  2002